EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated May 11, 2015 (the “Effective Date”), is by and between WAFERGEN BIOSYSTEMS, INC. (the “Company”) and ROLLAND CARLSON (“Executive”) (collectively, the “parties”).

A.	POSITION AND RESPONSIBILITIES

1.           Term.  The initial term of this Agreement shall begin on the Effective Date and shall end on the three (3) year anniversary of the Effective Date; provided, however, that this Agreement shall automatically renew and extend for an additional one (1) year term on the three (3) year anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, unless either party gives written notice of non-renewal to the other party at least one hundred and eighty (180) calendar days prior to the anniversary date on which such renewal otherwise would occur (such initial term as renewed hereunder, the “Term”).

2.           Position.  Executive is employed by the Company to render services to the Company in the position of President and Chief Executive Officer.  Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties, consistent with the position of President and Chief Executive Officer, now or hereafter assigned to Executive by the Board of Directors of the Company (“Board”).  Executive shall abide by Company rules, regulations, and practices as adopted or modified from time to time by the Board in its sole discretion.

3.           Location.  It is acknowledged and agreed that Executive lives in Texas and will not be required to relocate to California or elsewhere in connection with his employment by the Company pursuant to this Agreement.  Executive agrees to travel to the Company’s offices in California from time to time, as reasonably required in the Board’s discretion, in connection with the performance of his duties as the Company’s President and Chief Executive Officer.  The Company shall reimburse Executive for all reasonable travel expenses incurred in connection with working at the Company’s principal office in Fremont, California.

4.           Other Activities.  Except upon the prior written consent of the Company’s Board of Directors, Executive will not, during the term of this Agreement, (i) commence any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that would interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.  Prior to the execution of this Agreement, Executive will provide a list of any outside business activities in which he is currently involved and which he wishes to continue during his employment with the Company for consideration by the Board of Directors. During his employment, Executive will not commence any additional outside business activity without first obtaining the approval of the Board of Directors.

5.           Director.  On the Effective Date of this Agreement, the Board shall appoint Executive to the Board in accordance with applicable law and the Company’s Bylaws.  Upon termination of Executive’s employment with the Company for any reason, Executive shall resign from the Board.

6.           No Conflict.  Executive represents and warrants that Executive’s execution of this Agreement, employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

B.	COMPENSATION AND BENEFITS

1.           Base Salary.  In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of Three Hundred and Fifty Thousand Dollars ($350,000) per year (“Base Salary”).  The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice.  Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees.  In no event shall the Executive’s Base Salary be less than his Base Salary amount for the immediately preceding twelve (12) month period other than in the circumstance where the Company reduces the base salaries of all similarly situated executives of the Company, provided, however, even in that circumstance, Executive’s Base Salary shall not be reduced by more than twenty percent (20%). Executive’s salary shall not be reduced during the nine (9) month period from the Effective Date of the Agreement.

2.           Bonus.  Executive shall be eligible to earn a performance bonus for each completed fiscal year of his employment with the Company, in an amount up to fifty percent (50%) of his then-current Base Salary, in accordance with an annual incentive plan to be established for each year by the Compensation Committee of the Company’s Board of Directors (“Bonus”).  Any Bonus payment for 2015 shall be pro-rated based on Executive’s partial year of service.  Executive must remain employed by the Company through the end of a given fiscal year in order to be eligible for any Bonus for such fiscal year; provided, however, that Executive shall not be entitled to any Bonus for a given fiscal year or quarter if Executive’s employment is terminated For Cause prior to the date on which a Bonus is paid to Executive by the Company for such fiscal year or quarter.  All Bonuses shall be paid no later than April 30 of the year following the year for which the Bonus is earned.

3.           Equity.  On the date following the Effective Date, the Company will grant Executive, effective as of the close of trading on such date,

(a)           a stock option to purchase 150,000 shares of the Company’s common stock (the “Initial Option”). The Initial Option will vest over a period of three (3) years, with one-third of the shares subject to the Initial Option vesting on the first anniversary of the Grant Date, and the remaining two-thirds of the shares subject to the Initial Option vesting in eight (8) equal quarterly installments over two years following the one-year anniversary of the Grant Date (for a three-year vesting period in total), subject to Executive’s continued employment with the Company through each vesting date. The exercise price of the Initial Option will be equal to the closing market price on the Grant Date.  The Initial Option shall be deemed a special inducement option and is not made pursuant to the Company’s 2008 Stock Incentive Plan.  The Initial Option will have such other terms and conditions specified in the form of Nonstatutory Stock Option Agreement attached hereto as Exhibit C (“Stock Option Agreement”); and

(b)           50,000 Restricted Stock Units (“RSUs”) pursuant to the Restricted Stock Unit Award Agreement attached hereto as Exhibit D (“RSU Agreement”).

4.           Benefits.  Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, including the Company’s health, dental, life insurance, disability and 401(k) plans, in each case in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.  Executive shall be eligible to accrue four (4) weeks of paid vacation per calendar year, in accordance with the Company’s vacation policy as amended from time to time. Executive shall begin to accrue paid vacation upon the Effective Date of this Agreement.  In 2015 Executive shall accrue and be eligible to take two (2) weeks of vacation.

5.           Expenses.  The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

6.           Indemnification.  In connection with the execution of this Agreement, Executive and the Company have executed the Company’s standard indemnification agreement for officers and directors. A copy of the standard indemnification agreement for officers and directors is attached as Exhibit E.

7.           Liability Insurance.  Both during and after termination (for any reason) of Executive’s employment, the Company shall cause Executive to be covered under a directors and officers’ liability insurance policy for his acts (or non-acts) as an officer or director of the Company or any of its Affiliates.  Such policy shall be maintained by the Company, at its expense in an amount and on terms (including the time period of coverage after the Executive’s employment terminates) at least as favorable to the Executive as policies covering the Company’s other members of its Board of Directors. Prior execution of this Agreement, Executive has been provided a copy of the Director and Officer Liability and related insurance policies.

8.           Legal Fees.  Company shall promptly reimburse Executive for his reasonable legal fees and expenses incurred by Executive in connection with his negotiation and execution of this Agreement, up to a maximum amount of $5000. In addition, if any legal action is brought by Executive relating to this Agreement against the Company and Executive is the prevailing party in any final judgment, Executive shall be entitled to receive from the Company all reasonable expenses, including all court costs and actual attorneys’ fees paid or incurred in good faith in connection with such legal action.

C.	EFFECT OF TERMINATION OR NON-RENEWAL

1.           Severance.  Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section D(4) below), by Executive other than for Good Reason (as defined in Section D(1)) below), or by Non-Renewal (as defined in Section C(2) below), Executive will be eligible to receive the following severance benefits

(collectively, “Severance Benefits”) if the Company terminates Executive’s employment prior to the end of the Term or Executive terminates his employment with the Company for Good Reason prior to the end of the Term:

(a)           an amount equal to twelve (12) months of Executive’s then-current Base Salary, of which (i) one-half of such amount shall be paid in a single lump-sum amount, less applicable withholdings, on the Company’s next regular payroll schedule date following the expiration of the 7-day revocation period referenced in Exhibit A hereto, and (ii) the remaining one-half of such amount shall be paid in the form of salary continuation on the Company’s regular payroll schedule, less applicable withholdings, over twelve (12) months; provided, however, that such payments will be delayed until the Company’s first regularly scheduled payroll date occurring on or after the 60th day following Executive’s termination of employment (the “First Payroll Date”), and any amounts that would otherwise have been paid prior to the First Payroll Date shall instead be paid on the First Payroll Date; and

(b)           if Executive elects to continue his group health coverage under COBRA, the Company will pay Executive’s COBRA premiums for coverage until the earlier of (a) the end of the eighteen (18) month period following the date of such termination; or (b) the date Executive becomes covered under another employer’s health plan; provided, however, that, in the event that the Company determines, in its sole discretion, that either the payments under this Section C(1)(b) are no longer exempt from the application of Section 409A or providing the payments will subject the Company to tax or penalty pursuant to Section 4980D of the Internal Revenue Code of 196, as amended (the “Code”), then the Company shall pay Executive an amount equal to each remaining COBRA premium as taxable compensation in monthly installments.

Executive’s eligibility for the foregoing Severance Benefits is conditioned on Executive having first signed and not revoked a release agreement in the form attached as Exhibit A within sixty (60) days of Executive’s termination or such earlier deadline required by the release (such deadline, the “Release Deadline”).  The Severance Benefits will not be paid or provided until the release agreement becomes effective and irrevocable, and, subject to Section T below,  any Severance Benefits otherwise payable between the date of Executive’s termination and the date such release agreement becomes effective shall be paid on the effective date of such release agreement. If the release agreement does not become effective by the Release Deadline, Executive will forfeit all rights to severance payments and benefits under this Agreement.  For the avoidance of doubt, Executive shall not be entitled to the foregoing Severance Benefits if Executive’s employment is terminated For Cause, By Death or By Disability; by Non-Renewal pursuant to Section C(2); by Executive other than for Good Reason; or if Executive’s employment ends upon expiration of the Term following notice of non-renewal given pursuant to Section A(1).

2.           Non-Renewal.  If either party gives notice of non-renewal of this Agreement as described in Section A(1) above (“Non-Renewal”), the Company may elect to make the termination of Executive’s employment effective immediately at any time prior to the end of the applicable notice period (“Notice Period”) and, provided that the Company is not making the election to terminate Executive’s employment For Cause or By Death or By Disability, the Company will provide the following separation benefits to Executive:

(a)           Executive’s then-current Base Salary for the period from the date of such termination through the remainder of the Notice Period, which shall be paid in the form of salary continuation on the Company’s regular payroll schedule, less applicable withholdings;

3.           A full or, if such termination occurs prior to the end of the fiscal year, pro-rata portion of any Bonus which Executive otherwise would have earned if he had remained employed by the Company through the end of the Notice Period, which shall be paid on the Company’s regular bonus payment schedule; all Bonuses shall be paid no later than April 30 of the year following the year for which the Bonus is earned; and

4.           if Executive elects to continue his group health coverage under COBRA, payment of Executive’s COBRA premiums for coverage until the earlier of (a) the end of the Notice Period; or (b) the date Executive becomes covered under another employer’s health plan; provided, however, that, in the event that the Company determines, in its sole discretion, that the payments under this Section C(2) are no longer exempt from the application of Section 409A or providing the payments will subject the Company to tax or penalty pursuant to Section 4980D of the Code, then the Company shall pay Executive an amount equal to each remaining COBRA premium as taxable compensation in monthly installments.

D.	OTHER TERMINATIONS

1.           Termination by Executive for Good Reason.  Executive’s termination shall be for “Good Reason” if Executive provides written notice to the Company of the Good Reason within ninety (90) days of the event constituting Good Reason, the Company fails to cure the Good Reason within thirty (30) days of such written notice (the “Cure Period”), and Executive terminates his employment within ninety (90) days of the expiration of the Cure Period.  For purposes of this Agreement, “Good Reason” shall mean any of the following events if effected by the Company without the consent of Executive:  (A) an adverse change in Executive’s title, or a change in Executive’s position with the Company which materially reduces Executive’s level of responsibility; provided that a change in Executive’s title or position due to the fact that the Company or its successor becomes a stand-alone division or subsidiary of another company will not alone constitute Good Reason so long as Executive continues to act as the most senior level employee of such division or subsidiary; (B) a material reduction in Executive’s Base Salary, except for reductions that meet the requirements of Section B(1) of this Agreement; (C) the Company commits a material breach of this Agreement; or (D) the Company materially violates or continues to materially violate any law or regulation contrary to the written advice of both Executive and the Company’s outside counsel to the Board.

2.           Termination for Cause.  For purposes of this Agreement, “For Cause” shall mean: (i) Executive is convicted of a crime involving dishonesty, breach of trust, or violence to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty (20) days after written notice to Executive from the Board; (iv) Executive willfully refuses to implement or follow a reasonable, customary and lawful policy or directive of the Board, which breach is not cured within twenty (20) days after written notice to Executive from the Board; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally which is not cured within twenty (20) days after written notice to Executive from the Board.  The Board may terminate Executive’s employment For Cause at any time, without any advance notice (following any applicable notice and cure period set forth in the immediately preceding sentence).  The Company shall pay to Executive all compensation to which Executive is entitled up through the effective date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

3.           By Death.  Executive’s employment shall terminate automatically upon Executive’s death.  The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing.  Thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

4.           By Disability.  If Executive becomes eligible for the Company’s long term disability benefits or if, in the reasonable opinion of the Board, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and eighty (180) days in any twelve (12) month period, then, to the extent permitted by law, the Board may terminate Executive’s employment.  The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

E.	CHANGE OF CONTROL

1.           “Change of Control.”  For purposes of this Agreement, “Change of Control” shall mean (A) a sale or disposition (including by way of liquidation) of all or substantially all of the assets of the Company; or (B) the acquisition of the Company by another entity by means of any reorganization, merger or consolidation (but excluding any reorganization, merger or consolidation effected exclusively for the purpose of changing the domicile of the Company) or series of related transactions, in each case in which the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power of the resulting or surviving corporation following such transaction or series of related transactions; provided, however, that (i) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted (or a combination thereof) shall not be deemed to be a Change of Control; (ii) any transaction or series of transactions resulting in Great Point Partners, LLC, Deerfield Management or their affiliates owning individually or together in the aggregate 50% or more of the voting power of the resulting or surviving corporation following such transaction or series of related transactions shall not be deemed to be a Change of Control; or

(iii) any transaction or series of transactions in which individual investors are selling their equity interests in the Company to individual buyers in privately-negotiated transactions to which the Company is not a party shall not be deemed to be a Change of Control.

2.           Termination Before or Following a Change of Control.  If the Company terminates Executive’s employment with the Company other than “For Cause” within three (3) months before or twelve (12) months following a Change of Control, and such termination entitles Executive to Severance Benefits under Section C(1) above, Executive will be eligible to receive (1) Severance Benefits in accordance with, and subject to the requirements of, Section C(1); and (2) a supplemental severance payment equal to three (3) additional months of Executive’s Base Salary, which supplemental severance payment amount shall be paid in a single lump-sum amount, less applicable withholdings, on the later of the effective date of the termination or the Change of Control (provided, however, Company shall be deemed in compliance with the foregoing if it makes such lump-sum payment on the Company’s first regularly scheduled payroll date occurring on or after the 60th day following Executive’s termination of employment or the Change of Control, as applicable).  Executive’s receipt of the foregoing benefits, including the supplemental payment, shall be subject to the conditions set forth in Section C(1) for receipt of Severance Benefits.  For avoidance of doubt, Executive shall not be eligible for the payments or benefits set forth in this paragraph if Executive’s employment is terminated For Cause, By Death or By Disability; by Non-Renewal pursuant to Section C(2); by Executive other than for Good Reason; or if Executive’s employment ends upon expiration of the Term following notice of non-renewal given pursuant to Section

A(1).  Fifty percent of Executive’s unvested options granted under this Agreement shall accelerate and vest in the event of a change of control. The 50% remaining unvested options shall accelerate and vest two years from the closing date of the Change of Control event.  If Executive’s employment is terminated as a result of a Change of Control (except in the case of his resignation without Good Reason or his termination by the Company for Cause) 100% of Executive’s options shall vest upon termination

F.	TERMINATION OBLIGATIONS

1.           Return of Property.  Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment by the Company belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

2.           Resignation and Cooperation.  Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company.  Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Executive shall also reasonably cooperate with the Company, at the Company’s expense, in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

G.	INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

1.           Proprietary Information Agreement.  Executive agrees to sign and be bound by the terms of the Company’s Proprietary Information and Inventions Agreement, which is attached as Exhibit B (“Proprietary Information Agreement”).

2.           Non-Disclosure of Third Party Information.  Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties.  Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

H.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

I.	ASSIGNMENT; BINDING EFFECT

1.           No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company.  This Agreement will not be terminated by any merger, consolidation or transfer of assets of the Company referred to above. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement will be binding upon the surviving, resulting or successor corporation or the person or entity to which such assets are transferred.  The Company agrees that if the Company completes an asset sale pursuant to which all or substantially all of the assets of the Company are sold, or any other Change of Control transaction pursuant to which the acquiring or surviving party in such transaction does not assume the Company’s obligations under this Agreement either by operation of law or contractually, then concurrently with such asset sale or other transaction the Company will cause the purchaser of such assets, or such other acquiring or surviving party, to unconditionally assume in writing all of the obligations of the Company hereunder.  Without limiting the foregoing, but subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Affiliates, officers, directors, agents, successors and assigns of the Company.  This Agreement will inure to the benefit of, and be enforceable by or against, Executive or Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, designees and legatees.  None of Executive’s rights or obligations under this Agreement may be assigned or transferred by Executive other than Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law.  If Executive should die while any amounts or benefits have been accrued by Executive but not yet paid as of the date of Executive’s death and which would be payable to Executive hereunder had Executive continued to live, all such amounts and benefits unless otherwise provided herein will be paid or provided in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no such person is so appointed, to Executive’s estate.

J.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered:  (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below.  The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail.  Executive shall be obligated to notify the Company in writing of any change in Executive’s address.  Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

WaferGen Biosystems, Inc.
7400 Paseo Padre Parkway
Fremont, CA 94555
Attention: Chairman of the Board

Executive’s Notice Address:

Rolland Carlson
4401 Silent Trail
Austin, TX 78746

K.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

L.	TAXES

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by Executive.

M.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

N.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

O.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Each party agrees that any and all of its obligations under this Agreement, including but not limited to Exhibit B, shall survive the termination of employment and the termination of this Agreement, except as otherwise provided herein.

P.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

Q.	NO MITIGATION REQUIRED

In no event will Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts will not be reduced (except as otherwise specifically provided herein) whether or not Executive obtains other employment.

R.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

S.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Proprietary Information and Inventions Agreement attached as Exhibit B and the Company’s 2008 Stock Incentive Plan and Executive’s Stock Option Agreement and Inducement Restricted Stock Unit Award Agreement).  To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.  Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

T.	409A COMPLIANCE

Notwithstanding anything to the contrary in the Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to the Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has had a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has had a “separation from service” within the meaning of Section 409A.  Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any severance payments or benefits under the Agreement that would be considered Deferred Payments will be paid or will commence on the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by the next paragraph.

Notwithstanding anything to the contrary in the Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then, to the extent required by Section 409A, the Deferred Payments that would otherwise have been payable within the first six (6) months following Executive’s separation from service, will be paid on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service, but in no event later than seven months after the date of such separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.  Each installment payment provided under the Agreement shall be treated as a separate identified payment for purposes of Section 409A.  Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments.  For this purpose, the “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to him during Executive’s taxable year preceding his taxable year of his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

All reimbursements under the Agreement, including but not limited to under Sections A(3), B(5) and B(H), will be paid in accordance with Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in the Agreement), (b) any such reimbursements or in-kind benefits be made or provided no later than the last day of the calendar year following the calendar year in which the expense was incurred, (c) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

If a Change of Control (as defined in the Agreement) constitutes a payment event with respect to any payment under the Agreement which provides for the deferral of compensation and is subject to Section 409A, the Change of Control with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation section 1.409A-3(i)(5).

U.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT HE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT HE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT HE HAS ENTERED INTO IT FREELY BASED ON HIS OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

ACCEPTED AND AGREED:

WAFERGEN BIOSYSTEMS, INC.

Signature:	/s/ Ivan Trifunovich

Title:	Executive Chairman

Date:	May 11, 2015

ROLLAND CARLSON

Signature:	/s/ Rolland Carlson

Date:	May 11, 2015